As filed with the Securities and Exchange Commission on January 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEUPHORIA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	99-3845449
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Neuphoria Therapeutics Inc. 2024 Equity Incentive Plan

(Full title of the plan)

100 Summit Dr, Burlington, Massachusetts 01803

(781)439-5551

(Address and telephone number of registrant’s principal executive offices)

Spyridon “Spyros” Papapetropoulos

President, Chief Executive Officer and Director

c/o Cogency Global Inc.

850 New Burton Road, Suite 201

Dover, DE 19904

(Name, address and telephone number of agent for service)

Copies to:

Theodore Ghorra, Esq.

Rimon P.C.

400 Madison Ave

New York, NY 10017

(212) 515-9979

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTES

Neuphoria Therapeutics Inc. (the “Company”) has adopted its 2024 Equity Incentive Plan (“2024 Plan”). The maximum number of shares of common stock of the Company that are available for issuance under the 2024 Plan is 1,000,000 shares. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (“Commission”) for the purposes of registering the 1,000,000 shares of the Company’s common stock issuable under the 2024 Plan. On December 24, 2024, our predecessor entity, Bionomics Limited, an Australian corporation (“Bionomics”), effected a redomiciliation through a scheme of arrangement under Australian law whereby and following which Neuphoria Therapeutics Inc., a Delaware corporation became the successor entity to Bionomics. As a result, the terms “we,” “our,” “us” and the “Company” in this registration statement refer to Neuphoria Therapeutics Inc. and to Bionomics and its consolidated subsidiaries on and prior to December 23, 2024, unless otherwise specified.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission are incorporated by reference in and made a part of this registration statement, as of their respective dates:

The following documents, which have previously been filed by the Company with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the year ended June 30, 2024, filed on September 30, 2024;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed on November 14, 2024;

(c) The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on November 21, 2024, December 12, 2024, December 16, 2024, December 23, 2024, and January 14, 2025;

(d) The Company’s Registration Statement on Form S-3, File No. 333-283306, filed on November 18, 2024, as amended on November 25, 2024 and January 7, 2025; and

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules);

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

 Item 5. Interests of Named Experts and Counsel.

Not Applicable.

 Item 6. Indemnification of Directors and Officers.

The Company is governed by the General Corporation Law of the State of Delaware (“DGCL”). Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit, provided that officers may not be indemnified for actions by or in the right of the corporation. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the Company with respect to payments that may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on October 3, 2024

3.2	Bylaws, dated October 2024

5.1*	Opinion of Rimon P.C.

23.1*	Consent of Wolf & Company, P.C.

23.2*	Consent of Rimon P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1*	Neuphoria Therapeutics Inc. 2024 Equity Incentive Plan

107*	Filing Fee Table

*	filed herewith

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 27th day of January, 2025.

NEUPHORIA THERAPEUTICS INC.

By:	/s/ Spyridon “Spyros” Papapetropoulos
Name:	Spyridon “Spyros” Papapetropoulos
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Neuphoria Therapeutics Inc., hereby severally constitute and appoint Spyridon “Spyros” Papapetropoulos and Tim Cunningham, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Spyridon “Spyros” Papapetropoulos	President, Chief Executive Officer, and Director	January 27, 2025
Spyridon “Spyros” Papapetropoulos	(Principal Executive Officer)

/s/ Tim Cunningham	Chief Financial Officer	January 27, 2025
Tim Cunningham	(Principal Financial Officer)

/s/ Alan Fisher	Director	January 27, 2025
Alan Fisher

/s/ Jane Ryan	Director	January 27, 2025
Jane Ryan

/s/ Miles Davies	Director	January 27, 2025
Miles Davies

/s/ David Wilson	Director	January 27, 2025
David Wilson

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF COMPANY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Neuphoria Therapeutics Inc. has signed this registration statement on January 27, 2025.

NEUPHORIA THERAPEUTICS INC.

By:	/s/ Spyridon “Spyros” Papapetropoulos, M.D.
Spyridon “Spyros” Papapetropoulos, M.D.
President, Chief Executive Officer and Director